Exhibit 99.5

CONSENT OF PROSPECTIVE DIRECTOR

Pursuant to Rule 438, promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by Eagle Bancorp Montana, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendments or supplements thereto, as a person who is to become a director of the Registrant upon completion of the Merger (as such term is defined in the Agreement and Plan of Merger, dated September 30, 2021, among the Registrant, Opportunity Bank of Montana, First Community Bancorp, Inc. and First Community Bank), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Samuel D. Waters
Name:	Samuel D. Waters
Date:	December 10, 2021